EXHIBIT 99

                        FOR IMMEDIATE RELEASE


       INVESTOR CONTACT:                    MEDIA CONTACT:
       Pamela Catlett                       Joani Komlos
       03.671.4589                          503.671.2013


             NIKE, INC. REPORTS THIRD QUARTER EARNINGS
                     PER SHARE UP 36 PERCENT;
           WORLDWIDE FUTURES ORDERS INCREASE 9.6 PERCENT

Highlights:

- Record third quarter earnings per diluted share increased 36 percent to $1.01 versus $0.74 per diluted share a year ago

-     Highest third quarter revenues, up 14 percent to $3.3 billion

-     Gross margin improved 2.0 points to 44.1 percent

-     Worldwide futures orders increased 9.6 percent

Beaverton, OR (March 17, 2005) -- NIKE, Inc. (NYSE:NKE) today reported revenues and earnings for the Company's third quarter ended February 28, 2005. Third quarter revenues increased 14 percent to $3.3 billion, versus $2.9 billion for the same period last year. Third quarter net income totaled $273.4 million, or $1.01 per diluted share, compared to $200.3 million, or $0.74 per diluted share in the prior year.

"Today's results mark another terrific quarter for Nike, Inc.," said William D. Perez, Nike, Inc. President and Chief Executive Officer. "This was our sixth consecutive quarter of double-digit revenue and earnings per share growth. These consistently strong results were driven by excellent performance across geographies and brands, coupled with favorable trends in foreign exchange rates. In addition to another strong quarter for our U.S. business, emerging international markets such as China, Russia and Brazil produced significant growth. While the core Nike Brand fueled the majority of our growth, Nike Golf, Converse and Cole Haan were also major contributors to our positive results."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery from March 2005 through July 2005, totaling $5.2 billion, 9.6 percent higher than such orders reported for the same period last year. Approximately one point of this growth was due to changes in currency exchange rates.*

By region, futures orders for the U.S. were up nine percent; Europe increased seven percent; Asia Pacific grew 14 percent; and the Americas increased 22 percent. In Europe, two points of the increase were due to currency exchange rates. Currency exchange rates contributed to the growth in Asia Pacific and the Americas by approximately two points and one point, respectively.*

Perez continued, "Global consumer demand for Nike brand footwear and apparel continues to be strong, as evidenced by the growth in futures orders. Demand in the U.S. market remains particularly robust, as Nike product innovation continues to drive the trend toward performance footwear and apparel in this market."*

Regional Highlights

U.S.
____
During the third quarter, U.S. revenues increased nine percent to $1.3 billion versus $1.2 billion for the third quarter of fiscal 2004. U.S. athletic footwear revenues increased 10 percent to $849.6 million. Apparel revenues increased five percent to $345.8 million. Equipment revenues increased 12 percent to $72.8 million. U.S. pre-tax income increased 10 percent to $259.5 million.

EMEA
____
Revenues for the Europe, Middle East and Africa region grew 18 percent to $1.0 billion, up from $878.6 million for the same period last year. Nine points of this growth were the result of changes in currency exchange rates. Footwear revenues increased 14 percent to $615.3 million, apparel revenues increased 24 percent to $351.3 million and
equipment revenues increased 18 percent to $67.3 million.   Pre-tax
income rose 28 percent to $219.3 million.

Asia Pacific
____________
Revenues in the Asia Pacific region grew 18 percent to $472.8 million compared to $402.2 million a year ago. Five points of this growth were the result of changes in currency exchange rates. Footwear revenues were up 11 percent to $237.9 million, apparel revenues increased 25 percent to $188.3 million and equipment grew 23 percent to $46.6
million.   Pre-tax income was up 16 percent to $100.4 million.

Americas
________
Revenues in the Americas region increased 10 percent to $143.7 million, an improvement from $131.1 million in the third quarter of fiscal 2004. Currency exchange rates resulted in a three-percentage point increase in this growth rate. Footwear revenues were up 13 percent to $99.6 million, apparel revenues decreased five percent to $33.5 million and equipment improved 34 percent to $10.6 million. Pre-tax income grew 49 percent to $23.2 million.

Other Revenues
______________
Other revenues, which include Converse Inc., NIKE Golf, Bauer NIKE Hockey Inc., Cole Haan, Hurley International LLC and Exeter Brands Group LLC, grew 20 percent to $389.6 million from $325.1 million last year. Pre-tax income increased 724 percent to $23.9 million.

Income Statement Review

Gross margins were 44.1 percent compared to 42.1 percent last year. Selling and administrative expenses were 31.3 percent of third quarter revenues, compared to 30.7 percent last year. The effective tax rate for the third quarter was 33.9 percent.

Balance Sheet Review

At quarter end, global inventories stood at $1.7 billion, an increase of four percent from February 29, 2004. Cash and short-term investments were $1.6 billion at the end of the quarter, compared to $914.7 million last year.

Share Repurchase

During the quarter, the Company purchased a total of 2,302,000 shares for approximately $199.8 million in conjunction with the Company's four-year, $1.5 billion share repurchase program that was approved by the Board of Directors in June 2004. To date, the Company has repurchased a total of 5,070,900 shares under this program.

NIKE, Inc. based in Beaverton, Oregon is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Converse Inc., which designs, markets and distributes athletic footwear, apparel and accessories; Bauer NIKE Hockey Inc., a leading designer and distributor of hockey equipment; Cole Haan, a leading designer and marketer of luxury shoes, handbags, accessories and coats; Hurley International LLC, which designs, markets and distributes action sports and youth lifestyle footwear, apparel and accessories and Exeter Brands Group LLC, which designs and markets athletic footwear and apparel for the value retail channel.

NIKE's earnings releases and other financial information are available on the Internet at www.NikeBiz.com/invest.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K,
10-Q, and 10-K.   Some forward-looking statements in this release
concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.

                            (Tables Follow)






                                     NIKE, INC.
                           CONSOLIDATED FINANCIAL STATEMENTS
                        FOR THE QUARTER ENDED FEBRUARY 28, 2005

                                  (In millions, except per share data)
INCOME                       QUARTER ENDING                YEAR-TO-DATE ENDING
STATEMENT                02/28/2005  02/29/2004  %Chg   02/28/2005  02/29/2004  %Chg
======================================================  ============================
Revenues                   $3,308.2    $2,904.0   14%    $10,018.3    $8,766.0   14%
Cost of Sales               1,849.4     1,682.1   10%      5,585.6     5,043.0   11%
Gross Profit                1,458.8     1,221.9   19%      4,432.7     3,723.0   19%
                             44.1 %      42.1 %             44.2 %      42.5 %

SG&A                        1,035.7       892.0   16%      3,082.5     2,664.1   16%
                             31.3 %      30.7 %             30.8 %      30.4 %

Interest Expense, net          (0.1)       5.5     -           8.4        21.1  (60%)
Other                           9.8       17.2   (43%)        19.9        55.3  (64%)
                        -----------------------         ----------------------

Income before income taxes    413.4       307.2   35%      1,321.9       982.5   35%

Income Taxes                  140.0       106.9   31%        459.8       341.9   34%
                        -----------------------         ----------------------
                             33.9 %      34.8 %             34.8 %      34.8 %

Net Income                   $273.4      $200.3   36%       $862.1      $640.6   35%
                        =======================         ======================
Diluted EPS                   $1.01       $0.74   36%        $3.18       $2.38   34%
                        =======================         ======================
Basic EPS                     $1.04       $0.76   37%        $3.28       $2.43   35%
                        =======================         ======================


Weighted Average Common Shares Outstanding:

Diluted                       271.7       271.1              270.9       269.3
Basic                         263.3       263.5              263.1       263.2
                        =======================         =======================
Dividend Declared             $0.25       $0.20              $0.70       $0.54
                        =======================         =======================



NIKE, Inc.
BALANCE SHEET*             02/28/2005   02/29/2004
==================================================
   ASSETS
Cash & Equivalents           $1,222.5       $914.7
Short-term Investments          418.3           --
Accounts Receivable           2,304.9      2,017.9
Inventory                     1,727.0      1,667.6
Deferred Taxes                  170.5        218.5
Prepaid Expenses and
   Other Current Assets         355.5        435.6
     Current Assets           6,198.7      5,254.3

Fixed Assets                  3,305.5      3,213.4
Depreciation                  1,680.0      1,576.5
    Net Fixed Assets          1,625.5      1,636.9
Identifiable Intangible
    Assets and Goodwill         538.6        500.7
Other Assets                    289.3        292.6

                          ------------------------
Total Assets                 $8,652.1     $7,684.5
                          ========================

  LIAB AND EQUITY
Current Long-Term Debt           $6.4         $6.2
Payable to Banks                101.3        165.2
Accounts Payable                684.2        567.0
Accrued Liabilities           1,091.4      1,024.0
Income Taxes Payable            182.7        194.1
  Current Liabilities         2,066.0      1,956.5

Long-term Debt                  691.4        694.3
Def Inc Taxes & Oth Liab        467.3        470.2
Preferred Stock                   0.3          0.3
Common Equity                 5,427.1      4,563.2

                          ------------------------
Total Liab. & Equity         $8,652.1     $7,684.5
                          ========================

*Certain prior year amounts have been reclassified to conform to fiscal year 2005 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC                      QUARTER ENDING               YEAR-TO-DATE ENDING
Divisional Revenues*      02/28/2005 02/29/2004  %Chg   02/28/2005 02/29/2004  %Chg
=====================================================  ============================
U.S. Region
     Footwear                 $849.6     $772.8   10%     $2,451.0   $2,219.2   10%
     Apparel                   345.8      329.3    5%      1,121.8    1,074.1    4%
     Equipment                  72.8       64.9   12%        229.1      205.7   11%
                         ----------------------        ----------------------
          Total              1,268.2    1,167.0    9%      3,801.9    3,499.0    9%

EMEA Region
     Footwear                  615.3      537.7   14%      1,810.4    1,600.2   13%
     Apparel                   351.3      284.1   24%      1,131.0      950.9   19%
     Equipment                  67.3       56.8   18%        211.5      186.9   13%
                         ----------------------        ----------------------
          Total              1,033.9      878.6   18%      3,152.9    2,738.0   15%

Asia Pacific Region
     Footwear                  237.9      214.2   11%        693.1      622.6   11%
     Apparel                   188.3      150.1   25%        544.9      437.9   24%
     Equipment                  46.6       37.9   23%        124.3      101.7   22%
                         ----------------------        ----------------------
          Total                472.8      402.2   18%      1,362.3    1,162.2   17%

Americas Region
     Footwear                   99.6       88.0   13%        344.2      294.5   17%
     Apparel                    33.5       35.2   (5%)       115.9      115.1    1%
     Equipment                  10.6        7.9   34%         34.6       26.9   29%
                         ----------------------        ----------------------
          Total                143.7      131.1   10%        494.7      436.5   13%

                             2,918.6    2,578.9   13%      8,811.8    7,835.7   12%

Other                          389.6      325.1   20%      1,206.5      930.3   30%

Total NIKE Inc. Revenues    $3,308.2   $2,904.0   14%    $10,018.3   $8,766.0   14%


*Certain prior year amounts have been reclassified to conform to fiscal year 2005 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.


NIKE, INC
                            QUARTER ENDING                   YEAR-TO-DATE ENDING
Pre-tax Income1        02/28/05   02/29/04* %Chg          02/28/05   02/29/04* %Chg
===================================================================================
U.S. Region            $  259.5   $  236.2   10%          $  814.0   $  722.0   13%
EMEA Region               219.3      171.4   28%             663.3      512.4   29%
Asia Pacific Region       100.4       86.7   16%             275.8      261.2    6%
Americas Region            23.2       15.6   49%              88.4       71.1   24%
Other                      23.9        2.9  724%              85.0        5.3 1504%
Corporate2               (212.9)    (205.6)  (4%)           (604.6)    (589.5)  (3%)
                      ______________________              _____________________
Total Pre-tax Income1  $  413.4   $  307.2   35%          $1,321.9   $  982.5   35%
                      ======================              =====================


_____________________




1 The Company evaluates performance of individual operating segments based on pre-tax income. Total pre-tax income equals Income before income taxes as shown on the Consolidated Income Statement.

2 "Corporate" represents items necessary to reconcile to total pre-tax income, which includes corporate costs that are not allocated to the operating segments for management reporting and intercompany eliminations for specific items in the Consolidated Income Statement.


*Certain prior year amounts have been reclassified to conform to fiscal year 2005 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.